SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ____________


                                  SCHEDULE 13G

             Information statement pursuant to Rule 13d-1 and 13d-2

                                (Amendment No. )*



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                            Simon Property Group Inc.
                                (Name of issuer)


                                  Common Stock
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                         (Title of class of securities)


                                   828 806 109
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                                 (CUSIP number)


                                   ___________
                                                                            __
     Check the following box if a fee is being paid with this statement /__/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        (Continued on following page(s))

                               (Page 1 of 5 Pages)
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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                       13G
      CUSIP No. 828 806 109                          Page 2 of 5 Pages

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    1  NAME OF REPORTING PERSONS
       Telephone Real Estate Equity Trust*

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    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)/___/
                                                            (b)/___/

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    3  SEC USE ONLY


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    4  CITIZENSHIP OR PLACE OF ORGANIZATION
       New York

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                              SOLE VOTING POWER
    NUMBER              5     17,933,851
    OF                ________________________________________________________
    SHARES                    SHARED VOTING POWER
    BENEFICIALLY        6     0
    OWNED             ________________________________________________________
                              SOLE DISPOSITIVE POWER
    BY                  7     17,933,851
    EACH              ________________________________________________________
    REPORTING                 SHARED DISPOSITIVE POWER
    PERSON              8     0
    WITH
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   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 17,933,851

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  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              ___
        EXCLUDES CERTAIN SHARES*                                 /___/

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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        10.75%

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  12    TYPE OF REPORTING PERSON*
        EP

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

       * Held by State Street Bank as trustee of the Telephone Real Estate
                                  Equity Trust

CUSIP No. 828 806 109                                                Page 3 of 5

                                  SCHEDULE 13G

Item 1(a).      Name of Issuer:
                Simon Property Group Inc.
Item 1(b).      Address of Issuer's Principal Executive Offices:
                Simon Property Group Inc.
                115 West Washington Street
                Indianapolis, IN  46204
Item 2(a).      Name of Person Filing:
                See Item 1 of Page 2

Item 2(b).      Address of Principal Business Office or,
                if none, Residence:
                State Street Bank and Trust Company as Trustee
                One Enterprise Drive,
                North Quincy, MA  02171
Item 2(c).      Citizenship:
                See Item 4 of Page 2

Item 2(d).      Title of Class of Securities:
                Common Stock

Item 2(e).      CUSIP Number:
                828 806 109

Item 3.         If this statement is filed pursuant to
                Rules 13d-1(b) or 13d-2(b), check whether
                the person filing is a:
                (a) [   ] Broker or dealer registered under
                          Section 15 of the Act,
                (b) [   ] Bank as defined in Section 3(a)(6)
                          of the Act,
                (c) [   ] Insurance Company as defined in
                          Section 3(a)(19) of the Act,
                (d) [   ] Investment Company registered under
                          Section 8 of the Investment Company Act,
                (e) [   ] Investment Adviser registered under
                          Section 203 of the Investment Advisers
                          Act of 1940,
                (f) [XXX] Employee Benefit Plan,  Pension Fund which is  subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                          Rule 13d-1(b)(1)(ii)(F),
                (g) [   ] Parent Holding  Company,  in accordance  with Rule
                          13d-1(b)(ii)(G); see Item 7,
                (h) [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP No. 828 806 109                                                Page 4 of 5


Item 4.        Ownership
               (a) Amount Beneficially Owned:
                   See Item 9 of Page 2
               (b) Percent of Class: See Item 11 of Page 2
               (c) Number of  shares as to which  such  person  has:
                     (i) Sole power to vote or to direct the
                         vote - See Item 5 of Page 2
                    (ii) Shared power to vote or to direct the
                         vote - See Item 6 of Page 2
                   (iii) Sole power to dispose or to direct the
                         disposition of - See Item 7 of Page 2
                    (iv) Shared power to dispose or to direct the
                         disposition of - See Item 8 of Page 2

Item 5.        Ownership of Five Percent or Less of a Class
               Not applicable to Reporting Person

Item 6.        Ownership of More than Five Percent on Behalf of
               Another Person:
               Not applicable to Reporting Person

Item 7.        Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on By the Parent Holding Company:
               Not applicable to Reporting Person

Item 8. Identification and Classification of Members of the Group:
               Not applicable to Reporting Person

Item 9.        Notice of Dissolution of a Group:
               Not applicable to Reporting Person

Item 10.       Certification:

CUSIP No. 828 806 109                                                Page 5 of 5

                                    Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       TELEPHONE REAL ESTATE EQUITY TRUST

                                       By:   AT&T Investment Management
                                             Corporation as named fiduciary of
                                             Trust

                                       By:   /s/    Peter Rosoff
                                             -------------------------
                                             Name:  Peter Rosoff
                                             Title: Vice President


Dated:  February 11, 1999